NEWS                                                RE: Ithaca Industries, Inc.
BULLETIN                                                Highway 268 West
                                                        P.O. Box 620
                                                        Wilkesboro, NC 28697
                                                        (336) 667-5231

FROM:

FRB

THE FINANCIAL RELATIONS BOARD, INC.

FOR FURTHER INFORMATION:

AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD:
Richard P. Thrush       Marilyn Windsor      Suzy Lynde          Deanne Eagle
Senior Vice President   General Inquiries    Analyst Inquiries   Media Inquiries
and CFO                 (312) 640-6692       (312) 640-6772      (212) 661-8030
(336) 667-5231


FOR IMMEDIATE RELEASE


                  ITHACA INDUSTRIES ANNOUNCES RIGHTS AGREEMENT

                    AGREEMENT ADOPTED TO PROTECT SHAREHOLDERS


WILKESBORO, N.C., JULY 13, 1998--ITHACA INDUSTRIES, INC., one of the nation's largest manufacturers of private-brand men's and women's apparel and women's hosiery products, today announced that it has entered into a rights agreement effective as of the opening of business on July 13, 1998.

Pursuant to the rights agreement, Ithaca's board of directors has authorized and declared a dividend of one preferred share purchase right for each common share of the company outstanding at the close of business on July 23, 1998. Each right

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represents the right to purchase one one-hundredth of a share of a newly designated series of the company's preferred stock. Initially, no separate rights certificates will be issued and the rights will be evidenced only by the certificates representing shares of common stock. Until the occurrence of certain events, the rights can be transferred with, and only with, the common stock to which they attach and cannot be traded separately. The initial exercise price of the rights is $30. The rights are not exercisable until they separate from the shares of common stock to which they attach and will expire on July 10, 2008, unless redeemed prior to that date or there is a permissible acceleration of the final expiration date specified in the rights agreement.

Upon the occurrence of certain events set forth in the rights agreement, the rights will entitle the holder, upon exercise thereof, to acquire shares of common stock of the company, or any surviving entity that results from a combination of Ithaca with another entity, at 50 percent of the then market price of the common stock of the company or of the surviving entity.

Jim D. Waller, Ithaca's chairman, president and chief executive officer stated, "The rights agreement has been adopted to enable the company to implement and benefit from the results of its business strategies and for the protection of all of our stockholders." Waller also stated, "This rights agreement has not been adopted in response to any proposal of which we are aware."

Ithaca Industries, Inc. is one of the largest manufacturers of private-brand men's and women's apparel and women's hosiery products in the United States. Products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets. Ithaca stock is currently traded via the Nasdaq bulletin board.


 FOR ADDITIONAL INFORMATION REGARDING ITHACA INDUSTRIES FREE OF CHARGE VIA FAX,
                     DIAL 1-800-PRO-INFO AND ENTER "ITHA9."